UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 18, 2016

SkyPeople Fruit Juice, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, China Development Bank Tower,

No. 2, Gaoxin 1st Road, Xi'an, China 710075

 (Address of principal executive offices, including zip code)

(86-29) 8837-7216

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 18, 2016, SkyPeople Fruit Juice, Inc. (the "Company") received an additional determination letter from the staff of the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) stating the Company was not in compliance with NASDAQ Listing Rule 5250(c)(1), due to its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and that this filing delinquency serves as an additional basis for delisting the Company’s securities from the Nasdaq Stock Market.

Previously, on April 20, 2016, May 24, 2016, and August 17, 2016, Staff notified the Company that it did not comply with Nasdaq’s filing requirements set forth in Listing Rule 5250(c)(1) (the “Rule”) because it had not respectively filed its Form 10-K for the period ended December 31, 2015 and its Forms 10-Q for the periods ended March 31, 2016 and June 30, 2016 (collectively, the “Reports”).

On October 12, 2016, the Company received a delisting determination letter (the “Determination Letter”) from the Staff of NASDAQ because the Company had not filed the Reports by October 11, 2016, the deadline by which the Company was to file all the Reports in order to regain compliance with the Rule.

On October 19, 2016, the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the delisting determination from the Staff. On November 2, 2016, the Company was granted an extended stay as to the suspension of the Company's shares from trading by the Panel until the Company's scheduled hearing before the Panel on December 15, 2016 and issuance of a final Panel decision.

As a result of this additional delinquency of Form 10-Q, the Panel will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Global Market. Pursuant to Listing Rule 5810(d), the Company plans to present its views with respect to this additional deficiency at the hearing.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyPeople Fruit Juice, Inc.

Date: November 23, 2016	By:	/s/ Hongke Xue
	Name:	Hongke Xue
	Title:	Chief Executive Officer

3